NEWS RELEASE

MOD-PAC CORP. • 1801 Elmwood Avenue Buffalo, NY • 14207

For more information contact: Kei Advisors LLC Deborah K. Pawlowski 716.843.3908 Dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. Reports Fourth Quarter 2005 Results

BUFFALO, NY, Friday, February 10, 2006 -- MOD-PAC CORP. (NASDAQ: MPAC) a commercial on demand printer and manufacturer of custom paper board packaging, today reported revenue of $24.5 million for the fourth quarter of 2005 compared with $15.1 million in the fourth quarter of 2004. In the 2005 fourth quarter, the Company recognized $14.1 million in revenue relating to the remaining contract buy-out fee received in 2004 from a former customer of the Company. The fourth quarter of 2004 revenue included $1.8 million of this contract buy-out fee.

Product sales for the fourth quarter 2005 were $10.3 million compared with $13.1 million in the same quarter of 2004. A 33.0%, or $1.5 million, increase in custom folding cartons partially offset the $4.3 million decline in commercial printing sales. Commercial printing sales declined primarily as a result of the loss of a large commercial print customer that bought out their contract in 2004 so they could manufacture in house in 2005. This customer had fully transitioned manufacturing in-house during the third quarter of 2005 resulting in zero sales to this customer in the fourth quarter of 2005.

Gross margin for the fourth quarter, excluding the contract buy-out fee related revenue, was 5.8% compared with 22.0% in the same period last year. The reduction in gross margin was primarily due to increased raw material costs and reduced operating leverage caused by lower volumes. In an effort to minimize further gross margin declines, the Company has reduced labor costs primarily through attrition while at the same time maintaining its highly skilled workforce. On an absolute basis, selling, general and administrative (SG&A) expenses increased $0.3 million to $2.4 million in the fourth quarter of 2005 compared with the same period in the prior year. The SG&A increase in the quarter was primarily the result of increased expenses associated with the Company’s PrintLizard.com web-to-print store.

Net income for the fourth quarter of 2005 was $8.0 million, or $2.30 per diluted share. Net income in the fourth quarter of 2004 was $1.7 million, or $0.45 per diluted share. Excluding the impact of revenue and earnings associated with the contract buy-out fee, net loss in the fourth quarter of 2005 was $1.2 million, or $0.36 per diluted share, and net income in the fourth quarter of 2004 was $0.5 million, or $0.14 per diluted share.

Daniel G. Keane, President and Chief Executive Officer of MOD-PAC CORP. commented, “While we have concluded selling to our largest commercial print customer during the third quarter of 2005, we have had strong growth in our custom paper board packaging market, and we are continuing to invest in the growth of our commercial print market. We have recently announced some major commercial print partnerships that should begin to fill our capacity. These are customers who value our unique capabilities to provide short run, quality on demand print products. We anticipate seeing the sales through these partnerships building through the year. Once we have significant volumes from these relationships, we will begin to realize the efficiencies of our operation.”

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MOD- PAC CORP. Reports Fourth Quarter 2005 Results February 10, 2006 Page 2

Full-year Review

For the full year, revenue was $71.2 million and $50.3 million in 2005 and 2004, respectively. Excluding the contract buy-out fee related revenue, 2005 revenue was $51.6 million compared with $47.8 million in 2004. Gross margin, excluding the contract buy-out fee related revenue, was 16.8% in 2005 compared with 22.6% the prior year. The decline in gross margin was primarily the result of increased raw material cost, changing sales mix, and continued investment in resources to support growth of the commercial print business. SG&A increased $2.8 million in 2005 when compared with 2004 and was primarily the result of increased expenses associated with the Company’s PrintLizard.com web-to-print store.

Net income was $11.0 million, or $2.97 per diluted share, in 2005 compared with $3.7 million, or $0.97 per diluted share, in 2004. Excluding the impact of revenue and earnings associated with the contract buy-out fee, net loss in 2005 was $1.9 million or $0.51 per diluted share compared with net income of $2.1 million in 2004, or $0.55 per diluted share.

Mr. Keane added, “The next year or so will be a transition period for us as we build our distributor relationships in the commercial print market, continue to develop our direct web-to-print efforts and maintain our market share growth in packaging. It is difficult to predict the length of the transition period, but we are very optimistic that given our unique capabilities, the size and needs of the market, and the successes we have had to date that, over the next few years, we believe we will more than replace the VistaPrint business.”

Sales by Product Line

Custom folding cartons: MOD-PAC’s custom folding carton sales continue to show strong growth as it adds new customers and increases volume to existing customers. Sales for the fourth quarter of 2005 were $6.0 million, a 33% increase from $4.5 million in the same quarter the previous year. Sales of the custom folding carton line increased 32.7% to $23.6 million for the full year. MOD-PAC has increased its sales efforts for this product line the last two years primarily through direct sales to manufacturers that use the Company’s packaging for their products.

Commercial print: Sales to commercial print declined to $0.1 million in the fourth quarter of 2005 from $4.4 million in the prior year’s fourth quarter. Sales in the fourth quarter of 2004 were all attributed to VistaPrint, a former customer of the Company that chose to in source its printing needs. During 2004, VistaPrint bought out its long term printing contract with MOD-PAC for $22.0 million. The cash from the buy out was received by the Company in August 2004. The buy-out fee was originally scheduled to be amortized over three years, however, as a result of the full conclusion of the business relationship with no further sales by the Company to VistaPrint, the remaining unamortized buy-out fee was recognized as revenue in the fourth quarter of 2005. There were no product sales to VistaPrint in the fourth quarter of 2005.

Sales via the new web-to-print store for small businesses, PrintLizard.com®, accounted for approximately $81,000 of commercial print sales in the fourth quarter, up from $59,000 in the 2005 third quarter. The balance of commercial print revenue was from direct sales. In addition to the internet channel to market, MOD-PAC has been pursuing partnerships with commercial print distributors in an effort to grow the Company’s commercial print business. In January 2006, the Company announced a Preferred Limited Partner agreement with Proforma, one of North America’s leading distributors of printed materials.

Personalized print consumer products and stock boxes: Personalized print had sales in the fourth quarter of $0.8 million, up 10.4% from the same period last year, while stock box sales were $3.3 million, down 2.8% from the same period last year. For the year, personalized print increased 4.6% over 2004 while stock box sales remained relatively flat.

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MOD- PAC CORP. Reports Fourth Quarter 2005 Results February 10, 2006 Page 3

Liquidity

Capital expenditures for the quarter were $1.2 million and $4.7 million for the year. Depreciation and amortization was $1.3 million in the fourth quarter 2005 and $5.7 million for the full year.

During 2005, 292,787 shares of stock were purchased by the Company for $3.5 million. The Company currently has authorization to repurchase an additional 100,885 shares. No shares were repurchased in the fourth quarter of 2005.

Webcast and Conference Call
The release of the financial results will be followed today by a company-hosted teleconference at 1:30 p.m. ET. During the teleconference, Daniel G. Keane, President and CEO, and David B. Lupp, Chief Financial Officer will review the financial and operating results for the period and discuss MOD-PAC’s corporate strategy and outlook. A question-and-answer session will follow.

The MOD-PAC conference call can be accessed the following ways:

  The live webcast can be found at http://www.modpac.com. Participants should go to the website 10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.

  The teleconference can be accessed by dialing (303) 262-2140 approximately 5 - 10 minutes prior to the call.

The archived webcast will be at http://www.modpac.com. A transcript will also be posted once available. A replay can also be heard by calling (303) 590-3000, and entering passcode 11051730#. The telephonic replay will be available through Friday, February 17, 2006 at 11:59 p.m. ET.

ABOUT MOD-PAC CORP.

MOD-PAC CORP. is a high value-added, on demand print services firm operating a unique low-cost business model. MOD-PAC’s strategy is to capture a share of the $25 billion market currently served by over 28,000 printers with under $5 million in annual print volume. It will aggregate this market by leveraging its capabilities to innovate and aggressively integrate technology into its marketing and operations, and to provide economically-priced, short run, on demand print products and services within its superprint facility.

Consistently outpacing the printing industry in growth and profits, MOD-PAC’s key differentiator is its success at being a just-in-time producer of short-run, quality on demand print products. The Company applies lean manufacturing processes coupled with state-of-the-art printing technologies to challenge its competition and expand its market share. PrintLizard® is a division of MOD-PAC which serves specific markets with demanding print requirements through its website: www.printlizard.com.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of its strategy, marketing and sales plans, the rate of growth of the PrintLizard® division, the effectiveness of agreements with print distributors and other factors which are described in MOD-PAC’s annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW.

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MOD- PAC CORP. Reports Fourth Quarter 2005 Results
February 10, 2006

MOD-PAC CORP.
CONSOLIDATED INCOME STATEMENT DATA
(unaudited)

(in thousands except per share data)
	Three months ended			Year ended
	12/31/05	12/31/04	% change	12/31/05	12/31/04	% change
Sales	$24,458	$15,050	62.5%	$71,193	$50,280	41.6%
Cost of products sold	9,799	10,309	-4.9%	42,960	37,008	16.1%
Gross profit	14,659	4,741	209.2%	28,233	13,272	112.7%
Selling, general and administrative expense	2,378	2,054	15.8%	10,476	7,658	36.8%
Income from operations	12,281	2,687	357.1%	17,757	5,614	216.3%
Interest (income) expense, net	(38)	49	-177.6%	(32)	316	-110.1%
Income taxes	4,287	897	377.9%	6,761	1,576	329.0%
Net Income	$8,032	$1,741	361.3%	$11,028	$3,722	196.3%

Basic earnings per share:	$2.34	$0.47		$3.07	$1.00
Diluted earnings per share:	$2.30	$0.45		$2.97	$0.97

Weighted average diluted shares outstanding	3,498	3,832		3,708	3,821

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MOD- PAC CORP. Reports Fourth Quarter 2005 Results
February 10, 2006

MOD-PAC CORP.
CONSOLIDATED BALANCE SHEET DATA
(Unaudited)
(in thousands)
	12/31/05	12/31/04
ASSETS:
Cash and cash equivalents	$1,178	$2,584
Temporary investments	2,700	12,183
Trade accounts receivable:
VistaPrint Ltd.	-	1,870
All other customers	4,425	3,169
Allowance for doubtful accounts	(42)	(44)
Net trade accounts receivable	4,383	4,995
Inventories:
Finished goods	1,583	1,779
Work in progress	104	90
Raw materials	1,201	1,168
	2,888	3,037
Prepaid income taxes	1,199	-
Prepaid expenses	423	281
Total current assets	12,771	23,080

Property, plant and equipment, at cost	64,363	60,339
Less accumulated depreciation and amortization	(34,678)	(29,765)
Net property, plant and equipment	29,685	30,574
Deferred income taxes		3,323
Other assets	1,268	983
Total Assets	$43,724	$57,960

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current maturities of long-term debt	$87	$85
Accounts payable	3,489	2,533
Due to Astronics	-	38
Accrued expenses	1,696	2,075
Income taxes payable within one year	-	6,961
Total current liabilities	5,272	11,692

Long-term debt	1,969	2,057
Other liabilities	428	384
Deferred income (advanced payment from VistaPrint)	-	19,555
Deferred income taxes	3,457	-
Shareholders' equity	32,598	24,272
Total liabilities and shareholders' equity	$43,724	$57,960

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MOD- PAC CORP. Reports Fourth Quarter 2005 Results
February 10, 2006

MOD-PAC CORP.
CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in thousands)
		Year ended
		12/31/2005	12/31/2004
Cash Flows from Operating Activities:
Net Income		$11,028	$3,722
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization		5,668	4,951
Provision for doubtful accounts		44	22
Other liabilities		44	(510)
Deferred taxes		6,780	(6,198)
Deferred income - advanced payment from VistaPrint		(19,556)	19,555
Reclass from other comprehensive income			95
Cash flows from changes in operating assets and
liabilities:
Accounts receivables		568	116
Due from Astronics		(38)	514
Inventories		149	(159)
Prepaid expenses		(142)	57
Accounts payable		956	426
Accrued expenses		(379)	436
Refundable (payable) income taxes		(8,160)	7,602
Net cash (used in) provided by operating activities		$(3,038)	$30,629

Cash Flows from Investing Activities
Increase (sale) of temporary assets		$9,483	$(12,183)
Change in other assets		(332)	302
Capital expenditures		(4,732)	(6,316)
Net cash provided by (used in) investing activities		$4,419	$(18,197)

Cash Flows from Financing Activities
New long term debt	$		$200
Principal payments on long-term debt and capital lease		(86)	(9,354)
Proceeds from issuance of stock		821	216
Purchase of treasury stock		(3,522)	(1,541)
Net cash used by financing activities		$(2,787)	$(10,479)

Net (decrease) increase in cash and cash equivalents		(1,406)	1,953

Cash and cash equivalents, January 1		2,584	631
Cash and cash equivalents, December 31		$1,178	$2,584

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MOD- PAC CORP. Reports Fourth Quarter 2005 Results February 10, 2006 Page 7

MOD-PAC CORP.
PRODUCT LINE REVENUE DATA
($, in thousands)
	Three Months Ended			Year Ended			2005
	12/31/2005	12/31/2004	% change	12/31/2005	12/31/2004	% change	% of Total

Custom Folding Cartons	$6,048	$4,547	33.0%	$23,633	$17,812	32.7%	46.2%
Commercial Printing	102	4,413	-97.7%	14,366	16,467	-12.8%	28.1%
Stock Box	3,322	3,416	-2.8%	9,766	9,841	-0.8%	19.1%
Personalized printing	808	732	10.4%	3,409	3,260	4.6%	6.7%
Total product sales	$10,280	$13,108	-21.6%	$51,174	$47,380	8.0%	100.0%

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